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                                                                      EXHIBIT 99

Contact: Medical Discoveries, Inc.                         FOR IMMEDIATE RELEASE
208-736-1799

              MEDICAL DISCOVERIES, INC. COMPLETES PRIVATE PLACEMENT

               Funding Drives Preclinical Research, Pre-IND Tasks

TWIN FALLS, IDAHO, January 21st, 2004 - Medical Discoveries, Inc. (OTC-BB as
MLSC) announced today that it has closed a private placement of restricted common stock with gross proceeds to the company of $1.1 million.

The funds will be used primarily to complete the needed preclinical work (in-vivo animal models of infectious diseases) and Chemistry, Manufacturing and Control (CMC) work to support the filing of the Company's investigational new drug application (IND) for its proprietary therapeutic product, MDI-P, in late 2004. The IND filing and approval will be necessary to initiate Phase I clinical trials in HIV at Harvard Medical School.

The Company has several preclinical studies underway at the University of Washington Medical School, to contribute needed data to the IND. Similarly, a separate CMC/cGMP study for the manufacture of MDI-P will commence shortly at both the Goodwin Biotechnology Laboratories and Charles River Laboratories. Prior to initiating human clinical studies, the US FDA requires the applicant to demonstrate that the therapeutic product under investigation was manufactured in compliance with the FDA's Chemistry, Manufacturing and Control (CMC) guidelines, including use of current Good Manufacturing Practices (cGMP).

MDI's President & CEO, Judy Robinett, commented: "This financing is instrumental in our efforts to deliver on our promise of developing MDI's patented technology for therapeutic applications. With this funding, we should have the resources necessary to complete preclinical trials. By completing these trials, we hope to successfully move the product further toward commercial approval and continue to drive the intrinsic value of the business."


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The securities issued in MDI's private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold without a registration statement or exemption from registration. MDI did not grant any registration rights or other rights to the purchasers. Therefore, the restricted common stock may not be sold unless the provisions of Rule 144 are satisfied (including a minimum one-year resale restriction).

Formed in 1991, Medical Discoveries, Inc. is a publicly traded (OTC Bulletin
Board: MLSC) development-stage biopharmaceutical research company (as defined in SFAS No.7) engaged in the research, development and validation of its patented anti-infective technology. MDI's electrolyzed solution of free radicals represents a novel approach to treating its initial target indication, HIV.

Information in this press release relating to the potential of MDI constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to: MDI's lack of significant operating revenue to date; MDI's need for substantial and immediate additional capital; the fact that MDI may dilute existing shareholders through additional stock issuances; the extensive governmental regulation to which MDI is subject; the fact that MDI's technologies remain unproven; the intense competition MDI faces from other companies and other products; and MDI's reliance upon patents and other intellectual property that may not provide meaningful protection against competitors. Additional information about these and other factors that could affect MDI's business is set forth in MDI's 2002 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

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